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                                  EXHIBIT 99.2


[IBSS Logo]

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.
115 ATRIUM WAY, SUITE 228
COLUMBIA, SC  29223
(803) 736-5595   FAX  (803) 736-5639


MEDIA CONTACT INFORMATION:
Lorri-Ann Carter
CarterTodd & Associates, Inc.
803.779.4005
la@cartertodd.com

INVESTOR CONTACT INFORMATION:
Sean Collins, Vice President
COFFIN COMMUNICATIONS GROUP
818.789.0100
sean.collins@coffincg.com

FOR IMMEDIATE RELEASE

                 INTEGRATED BUSINESS SYSTEMS & SERVICES RETAINS
            COFFIN COMMUNICATIONS GROUP AS INVESTOR RELATIONS COUNSEL

COLUMBIA, SOUTH CAROLINA - NOVEMBER 20, 2000 - Integrated Business Systems & Services, Inc. (NasdaqNM: IBSS) announced today that it has retained Coffin Communications Group ("CCG") to implement and manage its investor relations program.

One of the country's respected investor relations firms, CCG provides investor relations for over 30 publicly traded and private companies throughout the country, including Microsemi Corporation, Exult, Inc., STAAR Surgical Company, Diodes Incorporated, Mentor Corporation and North American Scientific, Inc. The full-service investor relations agency has expertise in representing companies in the high-tech, Internet, semiconductor, medical device, biotech and retail sectors and maintains its corporate headquarters in Sherman Oaks (Los Angeles). For further information, contact CCG directly, or visit its website at http://www.coffincg.com.

ABOUT IBSS

Integrated Business Systems and Services, Inc. provides value added business software products and services to organizations globally that require the use of transaction processing technology and connectivity solutions. Through the licensing, installation, and servicing of IBSS Synapse based technology; the company brings a new paradigm to the integrated systems market. The Synapse architecture provides the framework that allows traditional businesses to easily and rapidly transition from the current way they do business to the new e-business paradigm. IBSS provides a line of Synapse-based products that include Synapse Manufacturing(TM) for manufacturing plant automation; Synapse EAI+(TM) for enterprise modeling and application integration; and Synapse B2B(TM) for ASP enablement and for integrating a company's applications with its supply chain. IBSS has offices in Columbia and Detroit. For more information about IBSS' technology and services, call 800-553-1038 or visit www.ibss.net

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